Exhibit 99

NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386 USA
952-443-2500

CONTACTS:		For Immediate Release
Mack V. Traynor III, CEO Timothy Clayton, Interim CFO

HEI, INC. DELAYS FILING OF FIRST QUARTER FORM 10-Q

     MINNEAPOLIS, January 18, 2005 — HEI, Inc. (Nasdaq: HEIIE, www.heii.com) announced today that it will be unable to file its Quarterly Report on Form 10-Q for the quarterly period ended November 27, 2004 (“First Quarter Form 10-Q”), with the United States Securities and Exchange Commission (“SEC”) by the extension deadline of January 18, 2005.

     On January 11, 2005, the Company filed for an automatic 5-day extension with the SEC. At such time, the Company was still focusing its efforts on completing its Annual Report on Form 10-K for the fiscal year ended August 31, 2004. The Company filed its 2004 Form 10-K on January 13, 2005, and is now taking steps to complete its financial statements for the quarterly period ended November 27, 2004, as quickly as possible.

     As previously announced, the Company’s relationship with its former independent registered accounting firm, KPMG LLC, ceased upon the completion of the audit of the Company’s consolidated financial statements for the fiscal year ended August 31, 2004, and the filing of the 2004 Form 10-K. The Company anticipates that it will engage a new independent registered accounting firm for its fiscal year ending August 31, 2005, as soon as practicable. The Company further anticipates that such firm will need an appropriate amount of time to review the First Quarter Form 10-Q before it is filed.

     At this time, the Company is unable to predict when it will be in a position to file its First Quarter Form 10-Q.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications and RFID industries. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the Company’s expectations regarding the timing of filing the Company’s Form 10-Q and the engagement of a new independent registered public accounting firm, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, HEI’s ability to satisfy financial or other obligations or covenants set forth in its banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Division, collection of outstanding debt, HEI’s ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI’s SEC filings. HEI undertakes no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.